Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Fourth Quarter and Full Year Fiscal 2018 Results

Fourth quarter sales increased 16 percent driven by growth across all segments; quarterly operating income increased 30 percent

RACINE, WI, May 23, 2018 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the fourth quarter and fiscal year ended March 31, 2018.

Fourth Quarter Highlights:

•	Net sales of $566.6 million increased 16 percent from the prior year, 8.6 percent on a constant-currency basis
•	Operating income of $27.2 million increased 30 percent and adjusted operating income of $34.7 million increased 16 percent
•	Earnings per share of $0.34 more than doubled from the prior year and adjusted earnings per share of $0.44 increased 26 percent from the prior year

Full Year Highlights:

•	Net sales of $2,103.1 million increased 40 percent from the prior year, including strong 8.8 percent organic sales growth
•	Operating income of $92.2 million increased 118 percent and adjusted operating income of $120.1 million increased 66 percent
•	Earnings per share of $0.43 increased 48 percent from the prior year and adjusted earnings per share of $1.54 increased 97 percent from the prior year

“This has clearly been a great year for Modine.  We completed our first full year since the addition of the CIS business and I am very pleased with the overall momentum and performance during fiscal 2018,”  said Modine President and Chief Executive Officer, Thomas A. Burke. “We ended our fiscal year on a strong note, with significant sales and earnings growth for both our fourth quarter and full fiscal year.  Over the past two years our revenues have grown by more than 50 percent from $1.35 billion in fiscal 2016 to over $2.1 billion today.  Strength in our end markets and share gains in select markets have created a clear tailwind.  Additionally, integration of the CIS business has exceeded our expectations.”

Net sales for the fourth quarter were $566.6 million, an increase of 16 percent from the prior year.  On a constant-currency basis, net sales increased $42.0 million, or 8.6 percent, from the fourth quarter of the prior year. This increase was a result of sales growth across all business segments.

Gross profit increased $11.4 million in the fourth quarter to $96.5 million, compared to $85.1 million in the prior year period. Gross margin decreased 40 basis points to 17.0 percent, primarily due to the negative impact of higher raw material costs.

Selling, general and administrative (“SG&A”) expenses increased $3.5 million to $63.6 million in the fourth quarter from the prior year, primarily due to the impact of foreign currency exchange rates.  SG&A as a percentage of sales decreased 110 basis points to 11.2 percent.

During the fourth quarter, the company recorded $4.5 million of restructuring expenses, primarily related to severance costs in Europe.  In addition, the company recorded a $1.2 million impairment charge in its Building HVAC segment resulting from the decision to exit a product line.

Operating income increased $6.3 million in the fourth quarter to $27.2 million, compared with $20.9 million in the prior year. During the fourth quarter of fiscal 2018 and 2017, acquisition and integration costs, restructuring expenses, impairment charges and certain other items totaled $7.5 million and $9.0 million, respectively. Excluding these items, adjusted operating income of $34.7 million increased $4.8 million compared with the prior year.  The increase was due to strong performance in the Europe, Asia and CIS segments.

Earnings per share of $0.34 increased $0.18 from earnings per share of $0.16 in the fourth quarter of the prior year. Adjusted earnings per share of $0.44 improved $0.09, or 26 percent, compared to the fourth quarter of the prior year, primarily due to higher operating income.

Fourth Quarter Segment Review

•
Americas segment sales were $150.0 million, compared with $144.6 million one year ago, an increase of 3.7 percent.  On a constant-currency basis, sales were up 4.2 percent, driven primarily by higher sales to off-highway and automotive customers.  The segment reported operating income of $9.4 million, a decrease of $4.3 million from the prior year, primarily due to higher material costs, negative product mix and higher compensation-related expenses.

•
Europe segment sales were $162.9 million, compared with $134.6 million one year ago, an increase of 21 percent. On a constant-currency basis, sales were up 4.9 percent year-over-year, driven primarily by higher sales to automotive, commercial vehicle and off-highway customers. The segment reported operating income of $10.8 million, up $3.5 million, or 48 percent, from the prior year. This increase was primarily due to higher sales volume, favorable currency impacts and other plant efficiencies.

•
Asia segment sales were $48.1 million, compared with $33.3 million one year ago, an increase of 44 percent. On a constant-currency basis, sales were up 35 percent, driven by higher sales across all served markets in China, Korea, and India.  Operating income of $5.0 million improved $2.2 million, or 79 percent, from the prior year, primarily due to higher sales volume.

•
CIS segment sales were $168.4 million in the fourth quarter, compared with $143.0 million one year ago, an increase of 18 percent.  On a constant-currency basis, sales were up 10 percent, driven by higher sales of precision cooling, mobile air conditioning and coatings products. The segment reported operating income of $11.5 million, an increase of $3.7 million or 47 percent from the prior year, primarily due to higher sales volume and synergy savings, partially offset by higher material costs.

•
Building HVAC segment sales were $43.3 million in the fourth quarter compared with $38.8 million one year ago, an increase of 12 percent.  On a constant-currency basis, sales were up 6.8 percent, driven primarily by heating sales in North America. Operating income of $1.7 million was down $1.1 million compared with the prior year, primarily due to a $1.2 million asset impairment charge resulting from the decision to exit a product line and higher SG&A expenses, partially offset by higher gross profit on higher sales volume.

Full-Year Fiscal 2018 Overview

In fiscal 2018, net sales increased 40 percent to $2,103.1 million. On a constant-currency basis, sales were up 36 percent compared with the prior year. Gross margin increased 10 basis points to 17.0 percent, as higher sales volume and savings related to cost-reduction initiatives were partially offset by the impact of higher raw material costs.

Operating income of $92.2 million increased $49.9 million, more than double the $42.3 million that was recorded in fiscal 2017. During fiscal 2018 and 2017, acquisition and integration costs, restructuring expenses, impairment charges and certain other items totaled $27.9 million and $29.9 million, respectively. Excluding these items, adjusted operating income of $120.1 million increased $47.9 million compared with the prior year.  Earnings per share in fiscal 2018 were $0.43, compared with $0.29 in fiscal 2017, and adjusted earnings per share in fiscal 2018 were $1.54, compared with $0.78 in fiscal 2017, an increase of $0.76, or 97 percent.

Balance Sheet & Liquidity

Total debt was $479.4 million as of March 31, 2018. Cash and cash equivalents at the end of the fourth quarter were $39.3 million. Net debt was $440.1 million as of March 31, 2018, a decrease of $36.6 million from the end of fiscal 2017. The decrease in net debt was primarily due to strong cash flow from operations partially offset by the impact of currency impacts on euro-denominated debt.

Net cash provided by operating activities for the fiscal year ended March 31, 2018 was $123.8 million compared with $41.6 million one year ago. The improvement from the prior year was driven largely by higher earnings from operations and improved working capital.  Free cash flow for the fiscal year ended March 31, 2018 was $52.8 million, a $75.6 million improvement compared with the prior year.

Outlook

“These are exciting times for Modine, as we build on the momentum gained over the past two years and look forward to more improvements in the future,” commented Burke.  “We have delivered on our promises and exceeded our expectations.  As we look ahead, we anticipate that continued strength in our end markets will drive further sales and earnings growth in fiscal 2019.  Our strengthen, diversify and grow strategy will continue to guide our operations as we transform into an even more diversified, global industrial company.”

Based on current exchange rates, market outlook and business forecast, Modine provides the following guidance ranges for fiscal 2019:

•	Full fiscal year-over-year sales up 3 to 8 percent;
•	Adjusted operating income of $135 million to $145 million; and
•	Adjusted earnings per share of $1.50 to $1.65, including the impact of a higher year-over-year effective tax rate of 27 to 28 percent.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, May 24, 2018 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fourth quarter and full year fiscal 2018 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 24, 2018. A call-in replay will be available through midnight on May 25, 2018, at 855.859.2056, (international replay 404.537.3406); Conference ID# 4190979. The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on May 25, 2018.

About Modine

Modine, with fiscal 2018 revenues of $2.1 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business segments:  Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC).  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2017 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017, September 30, 2017 and December 31, 2017. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to realize the anticipated synergies associated with the Luvata HTS acquisition and to achieve projected cash flows sufficient to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, that have been or may be implemented in the U.S. or by its trade partners, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel), and our ability to pass increasing prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain managerial and leadership talent; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, adjusted EBITDA, constant currency, organic sales, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  Adjusted earnings per share excludes charges related to tax reform in the U.S., among other items.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Adjusted EBITDA

Net earnings or loss less net earnings attributable to noncontrolling interest, plus interest expense, income taxes, depreciation and amortization expenses, impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  This is a measure of overall financial performance not including non-cash depreciation, amortization and impairment charges, interest, income taxes, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Organic sales

Since our acquisition of Luvata HTS on November 30, 2016, we have operated this business as our CIS segment.  Organic sales represent our consolidated net sales, on a constant-currency basis, without the effects of the Luvata HTS acquisition. We exclude sales from our CIS segment in the current period for which there are no comparable sales in the prior period.  Organic sales growth is calculated by comparing organic sales to reported sales in the prior year.  We believe this information is useful to investors, as it reflects our performance without the effects of this recent acquisition and foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2019 guidance includes adjusted operating income and adjusted EPS.  These are non-GAAP measures, which exclude certain cash and non-cash charges or gains. These charges and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items.  Estimates of these adjustments for fiscal 2019 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Net sales	$566.6	$488.3	$2,103.1	$1,503.0
Cost of sales	470.1	403.2	1,746.6	1,248.6
Gross profit	96.5	85.1	356.5	254.4
Selling, general & administrative expenses	63.6	60.1	245.8	203.2
Restructuring expenses	4.5	4.9	16.0	10.9
Impairment charges	1.2	-	2.5	-
Gain on sale of facilities	-	(0.8)	-	(2.0)
Operating income	27.2	20.9	92.2	42.3
Interest expense	(6.1)	(6.7)	(25.6)	(17.2)
Other expense - net	(1.0)	(1.5)	(3.3)	(4.3)
Earnings before income taxes	20.1	12.7	63.3	20.8
Provision for income taxes	(2.1)	(4.6)	(39.5)	(5.9)
Net earnings	18.0	8.1	23.8	14.9
Net earnings attributable to noncontrolling interest	(0.4)	(0.1)	(1.6)	(0.7)
Net earnings attributable to Modine	$17.6	$8.0	$22.2	$14.2

Net earnings per share attributable to Modine shareholders - diluted:	$0.34	$0.16	$0.43	$0.29

Weighted-average shares outstanding - diluted:	51.7	50.1	50.9	48.3

Condensed consolidated balance sheets (unaudited)

		(In millions)
	March 31, 2018	March 31, 2017
Assets
Cash and cash equivalents	$39.3	$34.2
Trade receivables	342.4	295.2
Inventories	191.3	168.5
Other current assets	70.1	55.4
Total current assets	643.1	553.3
Property, plant and equipment - net	504.3	459.0
Intangible assets - net	129.9	134.1
Goodwill	173.8	165.1
Deferred income taxes	96.9	108.4
Other noncurrent assets	25.4	29.6
Total assets	$1,573.4	$1,449.5

Liabilities and shareholders' equity
Debt due within one year	$93.1	$105.2
Accounts payable	277.9	230.3
Other current liabilities	144.5	119.9
Total current liabilities	515.5	455.4
Long-term debt	386.3	405.7
Other noncurrent liabilities	173.1	167.2
Total liabilities	1,074.9	1,028.3
Total equity	498.5	421.2
Total liabilities & equity	$1,573.4	$1,449.5

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)

	Twelve months ended March 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$23.8	$14.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	76.7	58.3
Impairment charges	2.5	-
Gain on sale of facilities	-	(2.0)
Deferred income taxes	12.1	(4.6)
Other - net	18.5	11.3
Net changes in operating assets and liabilities:	(9.8)	(36.3)
Net cash provided by operating activities	123.8	41.6

Cash flows from investing activities:
Expenditures for property, plant and equipment	(71.0)	(64.4)
Acquisition of Luvata HTS - net of cash acquired	-	(364.2)
Proceeds from dispositions of assets	0.3	5.7
Other - net	(0.9)	0.7
Net cash used for investing activities	(71.6)	(422.2)

Cash flows from financing activities:
Net (decrease) increase in debt	(51.9)	356.7
Financing fees paid	-	(8.7)
Other - net	1.8	(0.4)
Net cash (used for) provided by financing activities	(50.1)	347.6

Effect of exchange rate changes on cash	3.0	(1.7)

Net increase (decrease) in cash and cash equivalents	5.1	(34.7)

Cash and cash equivalents - beginning of period	34.2	68.9

Cash and cash equivalents - end of period	$39.3	$34.2

Segment operating results (unaudited)

				(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Net sales:
Americas	$150.0	$144.6	$580.7	$534.0
Europe	162.9	134.6	568.3	524.3
Asia	48.1	33.3	165.8	111.5
Commercial and Industrial Solutions	168.4	143.0	620.0	177.7
Building HVAC	43.3	38.8	191.2	171.6
Segment total	572.7	494.3	2,126.0	1,519.1
Corporate and eliminations	(6.1)	(6.0)	(22.9)	(16.1)
Net sales	$566.6	$488.3	$2,103.1	$1,503.0

Operating income:
Americas	$9.4	$13.7	$38.2	$27.9
Europe	10.8	7.3	33.6	38.2
Asia	5.0	2.8	17.6	7.7
Commercial and Industrial Solutions	11.5	7.8	25.8	7.5
Building HVAC	1.7	2.8	20.3	13.2
Segment total	38.4	34.4	135.5	94.5
Corporate and eliminations	(11.2)	(13.5)	(43.3)	(52.2)
Operating income (a)	$27.2	$20.9	$92.2	$42.3

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)

	(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Operating income	$27.2	$20.9	$92.2	$42.3
Acquisition and integration costs (a)	0.6	4.6	4.3	19.1
Strategy consulting fees (b)	0.9	-	3.7	-
Restructuring expenses - Americas (c)	-	1.7	1.6	6.9
Restructuring expenses - Europe (c)	4.0	3.2	5.7	3.0
Restructuring expenses - Commercial and Industrial Solutions (c)	0.1	-	8.3	-
Restructuring expenses - other (c)	0.4	-	0.4	1.0
Impairment charges (d)	1.2	-	2.5	-
Environmental and legal charges (e)	0.3	0.3	1.4	1.9
Gain on sale of facilities (f)	-	(0.8)	-	(2.0)
Adjusted operating income	$34.7	$29.9	$120.1	$72.2

Net earnings per share attributable to Modine shareholders - diluted	$0.34	$0.16	$0.43	$0.29
Acquisition and integration costs (a)	0.01	0.07	0.06	0.28
Strategy consulting fees (b)	0.01	-	0.05	-
Restructuring expenses (c)	0.08	0.09	0.26	0.17
Impairment charges (d)	0.02	-	0.04	-
Environmental and legal charges (e)	-	-	0.02	0.04
Gain on sale of facilities (f)	-	(0.01)	-	(0.04)
U.S. tax reform charges (g)	0.04	-	0.74	-
Tax valuation allowances (h)	(0.06)	0.04	(0.06)	0.04
Adjusted earnings per share	$0.44	$0.35	$1.54	$0.78

Net earnings	$18.0	$8.1	$23.8	$14.9
Net earnings attributable to noncontrolling interest	(0.4)	(0.1)	(1.6)	(0.7)
Interest expense	6.1	6.7	25.6	17.2
Provision for income taxes	2.1	4.6	39.5	5.9
Depreciation and amortization expense (h)	19.9	18.4	76.7	58.3
Acquisition and integration costs (a)	0.6	4.6	4.3	19.1
Strategy consulting fees (b)	0.9	-	3.7	-
Restructuring expenses (c) (i)	4.5	4.9	16.0	10.1
Impairment charges (d)	1.2	-	2.5	-
Environmental and legal charges (e)	0.3	0.3	1.4	1.9
Gain on sale of facilities (f)	-	(0.8)	-	(2.0)
Adjusted EBITDA	$53.2	$46.7	$191.9	$124.7

(a)
On November 30, 2016, the Company acquired Luvata Heat Transfer Solutions and has since operated the business as its Commercial and Industrial Solutions segment ("CIS").  Acquisition and integration costs in fiscal 2018, recorded as SG&A expenses at Corporate, primarily consisted of incremental costs directly associated with integration activities, including legal and accounting professional services and severance expenses.  Acquisition and integration costs in fiscal 2017 primarily consisted of transaction advisory and due diligence costs, incremental costs directly associated with integration activities, and a $4.3 million impact of an inventory purchase accounting adjustment.  The tax benefit related to acquisition and integration costs for the twelve months ended March 31, 2018 and 2017 was $1.4 million and $5.5 million, respectively.

(b)	During fiscal 2018, the Company recorded $3.7 million of third party strategy advisory fees as SG&A expenses at Corporate, related to both the recently-acquired CIS and base businesses.
(c)
Fiscal 2018 restructuring amounts primarily relate to employee severance expenses, largely resulting from the closure of a manufacturing facility in Austria within the CIS segment and targeted headcount reductions within the Europe segment, and equipment transfer and plant consolidation costs.  Fiscal 2017 restructuring amounts primarily related to equipment transfer and plant consolidation costs and severance expenses.  During fiscal 2018 and 2017, restructuring expenses within the Building HVAC segment totaled $0.4 million and $0.7 million, respectively.

(d)
During the fourth quarter of fiscal 2018, the Building HVAC segment discontinued its geothermal product line.  Annual revenue for this non-core product line was less than $1 million.  As a result of this decision, the Company recorded a $1.2 million impairment charge for long-lived assets it will no longer use.  During the third quarter of fiscal 2018, the Company recorded a $1.3 million impairment charge within the CIS segment related to the closure of a manufacturing facility in Austria.

(e)
During fiscal 2018, the Company recorded environmental charges and related legal costs totaling $1.4 million associated with a previously-owned manufacturing facility in the Americas segment. During fiscal 2017, the Company increased a legal reserve in Brazil (Americas segment) by $1.6 million, which has since been settled, and incurred environmental charges related to the previously-owned manufacturing facility.

(f)
During fiscal 2017, the Company sold two previously-closed manufacturing facilities in its Americas segment and a facility within its Europe segment.  As a result of these sales, the Company recorded net gains totaling $2.0 million.

(g)
As a result of the enactment of tax reform legislation in the U.S. in December 2017, the Company wrote down U.S. deferred tax assets by $19.0 million due to the reduction in the U.S. federal tax rate from 35 percent to 21 percent.  In addition, the Company recorded a $19.0 million income tax liability for foreign earnings that have not been previously taxed in the U.S.

(h)
On March 31, 2018, the Company reversed a portion of the valuation allowance on its deferred tax assets in China, and, as a result, recorded an income tax benefit of $2.8 million.  On March 31, 2017, the Company recorded a valuation allowance on its deferred tax assets in Brazil, and, as a result, recorded income tax expense of $2.0 million.

(i)	Fiscal 2017 restructuring expenses included accelerated depreciation totaling $0.8 million, which is included within depreciation expense for this schedule and the statement of cash flows.

Modine Manufacturing Company
Net debt (unaudited)

		(In millions)

	March 31, 2018	March 31, 2017
Debt due within one year	$93.1	$105.2
Long-term debt	386.3	405.7
Total debt	479.4	510.9

Less: cash and cash equivalents	39.3	34.2
Net debt	$440.1	$476.7

Free cash flow (unaudited)

	(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$18.2	$6.6	$123.8	$41.6
Expenditures for property, plant and equipment	(16.0)	(18.4)	(71.0)	(64.4)
Free cash flow	$2.2	$(11.8)	$52.8	$(22.8)

Net sales - constant currency (unaudited)

	(In millions)

	Three months ended March 31,
	2018			2017
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Americas	$150.0	$0.6	$150.6	$144.6
Europe	162.9	(21.7)	141.2	134.6
Asia	48.1	(3.2)	44.9	33.3
Commercial and Industrial Solutions	168.4	(10.5)	157.9	143.0
Building HVAC	43.3	(1.9)	41.4	38.8
Segment total	572.7	(36.7)	536.0	494.3
Corporate and eliminations	(6.1)	0.4	(5.7)	(6.0)
Net sales	$566.6	$(36.3)	$530.3	$488.3

	Twelve months ended March 31,
	2018			2017
	Net Sales	Effect of Exchange Rate Changes	Net Sales - Constant Currency	Net Sales
Net sales	$2,103.1	$(55.0)	$2,048.1	$1,503.0

Organic sales (unaudited)

(In millions)

Twelve months ended March 31,
2018			2017
Net Sales - Constant Currency	Effect of Luvata HTS Acquisition (a)	Organic Sales	Net Sales
$2,048.1	$(413.0)	$1,635.1	$1,503.0

(a)
For its calculation of fiscal 2018 organic sales, the Company excluded sales from the acquired Luvata HTS business from April through November 2017 since no sales from this business were included in its consolidated net sales for the same period in the prior year.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com